Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-260291 Dated November 1, 2021 Initial Public Offering NASDAQ | TCBX November 2021

Disclaimer Third Coast Bancshares, Inc. (“Third Coast,” “TCBX,” the “Company,” “we,” “us” or “our”), the holding company for Third Coast Bank, SSB (the “Bank”), has filed a registration statement (No. 333-260291) (including a prospectus, which is preliminary and subject to completion) with the U.S. Securities and Exchange Commission (the “SEC”) for the planned offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the planned offering. When the documents are available, you may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Stephens Inc., toll-free at (800) 643-9691 or by emailing prospectus@stephens.com, Piper Sandler & Co., toll-free at (800) 747-3924 or by emailing prospectus@psc.com, or Deutsche Bank Securities, toll-free at (800) 503-4611 or by emailing prospectus.CPDG@db.com. This presentation is not an offer to sell securities and neither the Company nor any underwriter or participating dealer is soliciting an offer to buy securities in any state or jurisdiction where the offer or sale is not permitted. This presentation has been prepared by the Company solely for informational purposes to assist interested parties in making their own evaluation of the Company. It does not purport to contain all of the information that may be relevant. Interested parties should conduct their own investigation and analysis of the Company and the data set forth in this presentation and other information provided by or on behalf of the Company. The contents of this presentation should not be construed as investment, legal or tax advice. This presentation (and oral statements made regarding the subject of this presentation) contains certain “forward-looking statements” that are based on various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Forward-looking statements are based on management’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from the Company’s historical results or those described in our forward-looking statements. This presentation includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys, government agencies and other information available to us, which information may be specific to particular markets or geographic locations. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof. Our common stock is not a deposit or savings account. Our common stock is not insured by the Federal Deposit Insurance Corporation or any governmental agency or instrumentality. This presentation contains non-GAAP financial measures, including tangible common equity, tangible common equity to tangible assets, and tangible book value per share. The non-GAAP financial measures that we discuss in this presentation should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. A reconciliation of the non-GAAP financial measures used in this presentation to the most directly comparable GAAP measures is provided in the Appendix to this presentation. 2

Offering Summary Third Coast Bancshares, Inc. Issuer: Nasdaq Global Select: TCBX Exchange / Ticker: 3.0 million shares Base Shares Offered: $24.00 - $26.00 per share Price Range: $75 million (at the midpoint of the pricing range) Base Offering Size: 100% Primary Offering Structure: 15% Overallotment Option: 180 days Lock-Up: § Support continued growth, including organic growth and potential future acquisitions Use of Proceeds: § General corporate purposes § Stephens Inc. § Piper Sandler & Co. Joint Bookrunners: § Deutsche Bank Securities 5% of total offering Directed Share Program: th Week of November 8 Expected Pricing: 3

Executive Management Bart Caraway John McWhorter Chairman, President and Chief Executive Officer Senior Executive Vice President and Chief Financial Officer § Founded Third Coast Bank in 2008; CEO, President and § Serves as Senior EVP and has served as Chief Financial Chairman of Third Coast Bank since founding and of the Officer since April 2015 Company since formation in 2013 § Over 34 years of banking, bank auditing and public § Chairman, President and CEO of Third Coast Commercial accounting experience as a CPA Capital § Most recently served as EVP and CFO at Bank of § Texas licensed attorney and CPA with 29 years of banking Houston, a $1 billion in asset bank and public accounting experience § Served as EVP and CFO of Cadence Bancorporation LLC § Served in executive roles at several community banks, § Served as SVP and Controller of Amegy Bank, helped take most recently as CFO and COO for a Houston-based bank the bank public § Graduated from the University of Texas with a BBA in § Has helped complete nine acquisitions and several capital Accounting offerings § Earned a law degree from the University of Houston Law § Graduated from the University of Texas with a BBA in School Accounting Donald Legato Audrey Duncan Senior Executive Vice President and Chief Lending Officer Senior Executive Vice President and Chief Credit Officer § Serves as Senior EVP and has served as Chief Lending § Serves as Senior EVP and has served as Chief Credit Officer of the Bank since March 2014 Officer of the Bank since June 2015 § Over 27 years of banking experience§ Also serves as the Chairperson of the Officers’ Loan Committee and the Special Assets Committee § Has served in numerous positions with the Bank since joining in 2009, including SVP Commercial Lending, § Over 34 years of banking and bank regulatory experience Beaumont Market President and Southeast Texas § Previously served as SVP, Credit Officer, and Director of Regional President Credit Risk Management at LegacyTexas Bank § Served as SVP Commercial Lending of Wachovia Bank § Previously served as a Senior and Commissioned Bank § Graduated from Lamar University with a BS in Criminal Examiner with The Federal Reserve Bank of Dallas Justice § Graduated from Texas Tech University with a BBA in § Earned his BBA in Economics from Sam Houston State Finance University 4

Third Coast Franchise Overview

- ***Commercially focused bank founded in 2008, with headquarters in Humble, Texas***
- ***Twelve branches and one LPO located throughout Greater Houston, Dallas-Fort Worth, and Austin-San Antonio markets***

Financial Highlights

Balance Sheet ($M, Except per Share)	As of 12/31/2020	As of 6/30/2021
Total Assets	$1,867	$2,013
Total Loans HFI	$1,556	$1,552
Total Deposits	$1,634	$1,783
Loans HFI / Deposits	95.2%	87.0%
Tangible Book Value per Share[1]	$16.29	$18.01

Profitability (Year-to-Date)	FYE 12/31/2020	YTD 6/30/2021
Return on Average Assets	0.73%	0.88%
Return on Average Equity	10.74%	14.09%
Yield on Loans	5.64%	6.03%
Cost of Deposits	0.84%	0.52%
Net Interest Margin	4.24%	4.67%
Efficiency Ratio[2]	67.18%	72.72%

Asset Quality	FYE 12/31/2020	YTD 6/30/2021
NPAs to Total Assets	0.84%	0.64%
NCOs to Avg. Loans	0.26%	0.01%

Third Coast Branch Footprint


Gainesville
Sherman
Paris
Idabel
Texarkana
Magnolia
Denton
Greenville
Graham
Plano
Mount Pleasant
Fort Worth
Garland
Arlington
Dallas
Longview
Shreveport
Tyler
Stephenville
Henderson
Corsicana
Mansfield
Palestine
Waco
Nacogdoches
Crockett
Lufkin
Killeen
Temple
Jasper
Bryan
Huntsville
Conroe
Austin
Brenham
Beaumont
Port Arthur
San Marcos
Houston
Columbus
San Antonio
Gonzales
Cuero
Bay City
Karnes City
Victoria
Third Coast HQ Branch
Third Coast Branch (12)
Third Coast LPO (1)

Note: Greater Houston market refers to the Houston-The Woodlands-Sugar Land MSA, the Beaumont-Port Arthur MSA and surrounding counties; Dallas-Fort Worth market refers to the Dallas-Fort Worth-Arlington MSA and surrounding counties; Austin-San Antonio market refers to the San Antonio-New Braunfels MSA, the Austin-Round Rock-Georgetown MSA and surrounding counties
1) Non-GAAP financial measure – see appendix for reconciliation of non-GAAP financial measure to most comparable GAAP measure
2) Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income
Source: S&P Global Market Intelligence

THIRD COAST BANCSHARES, INC.

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Track Record of Strong Growth Since Formation

(Dollars in Millions)



Total Asset CAGR of ~29% Since Inception
Entity Formation
Stock Offering
Branch Opening
Growth Benchmark
Merger Transaction
Third Coast Bank chartered and opened branch in Humble, TX
Completed initial stock offering ($17.2M)
Opened branch in Beaumont, TX
Completed second stock offering ($7.8M)
Opened branch in Houston, TX (Galleria)
Surpassed $200M in total assets
Formation of the Company
Opened branch in Port Arthur, TX
Completed third stock offering ($3.3M)
Opened branch in Dallas, TX
Formation of Third Coast Commercial Capital
Opened branch in Plano, TX
Completed fourth stock offering ($5.7M)
Surpassed $500M in total assets
Completed fifth stock offering ($8.4M)
Surpassed $650M in total assets
Opened branch in Conroe, TX
Surpassed $800M in total assets
Closed acquisition of Heritage Bancorp
Surpassed $1B in total assets
Completed sixth stock offering ($70.5M)[3]
Surpassed $2B in total assets
$83
$153
$193
$227
$257
$286
$352
$409
$538
$673
$846
$928
$1,867
$396 CARES Act Loans[1]
$316 Acquired Assets[2]
$1,155
$2,013
$332 CARES Act Loans[1]
$1,681
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
6/30/21

1) Consists of PPP loans and MSLP loans
2) Reflects Heritage Bancorp, Inc. total assets as of December 31, 2019
3) Completed on August 27, 2021

THIRD COAST BANCSHARES, INC.

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Investment Highlights Highly experienced management team – Over 100 years of combined financial services experience Dynamic markets of operation – Locations in or around Houston, Dallas-Fort Worth and Austin-San Antonio, encompassing the four largest metropolitan areas in Texas Diversified product offering coupled with a high-touch relationship driven approach – Allows for a competitive value proposition to customers and contributes to winning business from peers and larger financial institutions Scalable infrastructure in place – Investment in infrastructure, management and operations positions the company well Responsive and disciplined underwriting – In-market credit analysts and loan committees create efficiencies in the loan approval process Enterprising and agile business model – Proactive approach to PPP, coupled with investment in specialty lending verticals, has opened up recent opportunities for both customer and lending talent acquisition Transformation of the deposit base – Recent enhancement of the funding base through organic sourcing of core deposits, active participation in PPP, and the strategic acquisition of Heritage Bancorp Empowering workplace culture – Fosters teamwork, promotes exemplary customer service, and gives employees the tools necessary to succeed 7

Recent Developments As of, Balance Sheet 6/30/21 9/30/21 Commentary Total Assets $2.01B $2.08B $68.9M increase primarily due to loan growth Driven by growth of non-PPP related loans totaling $216.1M during the quarter, offset by forgiveness payments received from the SBA for $155.4M of Total Loans $1.55B $1.61B PPP loans Allowance for Loan Losses $13.4M $15.6M Increase primarily due to growth of non-PPP related loans Deposits $1.78B $1.82B $32.7M increase during the third quarter Shareholders Equity $137.8M $206.2M Increase primarily due to private placement of common stock during the third quarter Book Value per Share $20.97 $22.14 Increase primarily due to private placement of common stock during the third quarter (1) Tangible Book Value per Share $18.01 $20.06 Increase primarily due to private placement of common stock during the third quarter Three Months Ended, Income Statement & Profitability 9/30/20 9/30/21 Commentary Decrease primarily driven by a provision expense of $2.3M in the three month period ended 9/30/21 and an increase in salary and benefit expense from Net Income $4.1M $2.4M the addition of 70 bankers in 2021, offset by a $4.9M increase in interest and fees on loans Net Interest Income $15.7M $22.0M $6.3M increase Increase driven primarily by the reduction in fixed 1% interest rate PPP loans from $496.0M at 9/30/20 to $171.3M at 9/30/21 due primarily to forgiveness Net Interest Margin 3.61% 4.41% by the SBA of PPP loans Provision for Loan Losses $0 $2.3M Relatively larger provision for loan losses for the quarter ended 9/30/21 was primarily due to growth of non-PPP related loans totaling $216.1M Noninterest Income $633K $964K $331K increase Noninterest Expense $11.1M $17.6M Primarily the result of increased salary and benefit expense related to hiring of employees since 9/30/20, including the addition of 70 bankers in 2021 Return on Average Assets 0.91% 0.46% Decrease driven primarily by the decrease in net income described above and 14.5% growth in average assets Decrease driven primarily by the decrease in net income described above, and the increase in average equity due to the private placement of common Return on Average Equity 14.63% 5.41% stock in the second and third quarter of 2021 Increase driven primarily by the increase in noninterest expense for the three months ended 9/30/21 compared to the three months ended 9/30/20, offset Efficiency Ratio 68.0% 76.8% by the increases in net interest income and noninterest income described above As of, COVID-19 Developments 6/30/21 9/30/21 Commentary CARES Act Loans Outstanding $331.7M $176.4M Including $171.3M in PPP loans and $5.1M in MSLP loans as of 9/30/21 Total PPP Fees $31.5M in aggregate PPP fees generated since inception of the program, with $4.5M in deferred fees yet to be recognized as of 9/30/2021 Note: The preliminary unaudited consolidated financial information presented above is not a complete presentation of our financial results as of and for the three months ended September 30, 2021, and remains subject to additional procedures and our consideration of subsequent events, which we expect to complete following this offering. These additional procedures could result in material changes to our preliminary estimates and accordingly, our actual results may not be consistent with the information above. The preliminary unaudited consolidated financial information set forth herein constitutes forward-looking statements and is subject to risks and uncertainties. 8 1) Non-GAAP financial measure – see appendix for reconciliation of non-GAAP financial measure to most comparable GAAP measure

Business Strategy Strategic Initiative Execution and Implementation § Continue to recruit strategic hires Continue Robust § Evaluate future de novo branch opportunities Organic Growth § Leverage experienced management team, board and relationship managers § Encourage and incentivize relationship managers to attract core deposits Emphasize Core § Treasury management initiative enhances product and service offerings Deposit Growth § Recent acquisition of Heritage strengthens Third Coast core funding § Development of supplementary, specialty lending verticals Thoughtfully Expand § Investment in high-touch, state-of-the-art technology and delivery of quality Financial Products customer experience and Services § Evaluation of future business opportunities to broaden the Third Coast brand § Remain proactive in sourcing franchise accretive merger opportunities Continue to Capitalize on § Utilize public currency to create a competitive advantage in M&A Strategic Acquisition Opportunities § Stay disciplined in approach to evaluating potential merger partners 9

Transformation of Deposit Base Ø The funding base has been enhanced through organic sourcing of core deposits, active participation in PPP, and the strategic acquisition of Heritage Bancorp December 31, 2019 June 30, 2021 Noninterest Bearing: $128M Noninterest Bearing: $375M $1,783M 1.0% 18.3% 1.5% $807M 58.2% 1.0% 34.3% 0.6% 48.1% 21.0% 15.9% 2019 2021 Cost of Deposits: 1.84% Cost of Deposits: 0.52% Noninterest-Bearing Interest-Bearing Demand Savings Time Deposits > $100K Time Deposits < $100K 10

Consistent Growth Trends (Dollars in Millions, Except per Share) Total Loans HFI Deposits $1,783 $1,634 $1,556 $1,552 $809 $807 $735 $688 $600 $577 $469 $451 2016 2017 2018 2019 2020 6/30/21 2016 2017 2018 2019 2020 6/30/21 (1) Net Income Tangible Book Value per Share $12.1 $19.76 $18.01 $8.7 $16.29 $14.88 $14.23 $13.23 $11.98 $4.0 $3.3 $2.4 $2.4 2016 2017 2018 2019 2020 6/30/21 YTD 2016 2017 2018 2019 2020 6/30/21 6/30/21 (2) Pro Forma Note: Financials reflect as of and for the year ended December 31, unless otherwise specified 1) Non-GAAP financial measure – see appendix for reconciliation of non-GAAP financial measure to most comparable GAAP measure 2) Includes ESOP – owned shares and reflects pro forma for the private placement of 2,710,569 shares of common stock from July 1, 2021 to August 27, 2021 and use of proceeds, 11 further detailed on page 17

Improved Profitability Trends Net Interest Margin Efficiency Ratio 86.19% 80.47% 4.67% 4.36% 72.72% 4.24% 4.08% 67.18% 2018 2019 2020 6/30/21 2018 2019 2020 6/30/21 YTD YTD Return on Average Assets Return on Average Equity 0.88% 14.09% 0.73% 10.74% 0.52% 7.67% 0.27% 4.22% 2018 2019 2020 6/30/21 2018 2019 2020 6/30/21 YTD YTD 12 Note: Financials reflect as of and for the year ended December 31, unless otherwise specified

Commitment to Sound Underwriting

- ***Efficient and disciplined credit approval process differentiates Third Coast***
  - Credit professionals are located in-market and regularly accompany relationship managers to client meetings
  - Independent Officers' Loan Committees that meet separately for the loan officers under each Regional Market President's authority for efficient and timely review of credits associated with aggregate relationships less than $5 million
  - Directors' Loan Committee meets weekly, or on an as-needed basis, to review and approve credits associated with aggregate relationships greater than $5 million
  - Acute focus on the borrower's financial condition, relationship global cash flow, and collateral
  - For commercial finance, underwriting focuses on the creditworthiness of account debtors, the experience of the management and principals of the business, billing and reporting processes, and an independent field exam, when appropriate

Net-Charge Offs to Average Loans



Third Coast
Texas Commercial Banks(1)
0.11%
0.28%
0.14%
0.18%
0.01%
0.18%
0.06%
0.16%
0.26%
0.26%
0.01%
0.04%
2016
2017
2018
2019
2020
June 30, 2021

Note: Reflects financial information for indicated year ended December 31, except for June 30, 2021 columns, which reflect financial information for the six months ended June 30, 2021
1) Texas Commercial Banks industry aggregate data per S&P Global Market Intelligence

THIRD COAST BANCSHARES, INC.

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Loan Composition Ø The commercial loan book is well balanced between commercial and industrial, owner occupied commercial real estate, and non-owner occupied commercial real estate December 31, 2019 June 30, 2021 Farmland Consumer Farmland Consumer 0.9% Auto Leases 0.3% Other Auto Leases 0.5% 0.4% Other 2.0% 0.2% 2.8% 0.2% C&D C&D 5.2% 7.5% Total C&I Conventional Residential RE 39.4% C&I C&I 10.7% 18.0% 26.6% Residential RE 10.7% CARES Act $809M $1.6B Loans Non-Own. Occ. 21.4% CRE Non-Own. Occ. 18.5% CRE Own. Occ. CRE 23.6% 27.2% (1) Energy Loan Summary (6/30/2021) Loan Type ($M) (%) Own. Occ. CRE Upstream $ 4.4 0.3% 23.3% Midstream 8.9 0.6% Oilfield Services 36.5 2.4% Yield on Loans– 6.43% Yield on Loans– 6.03% Net Interest Margin– 4.08% Net Interest Margin– 4.67% 14 1) Does not include loans to gas stations and convenience stores totaling $51.2 million, or 3.3% of gross loans, which Third Coast does not consider direct energy exposure

COVID-19 Response

- ***Third Coast was a Top 10 PPP lender in the Houston area for loans over $150k, according to the Houston Business Journal***

PPP Activity as of June 30, 2021

PPP Loans Originated	Aggregate PPP Funded	Average PPP Loan Size	PPP Fees Generated
5,774	$827.5M	$143K	$31.5M *(including $8.5M deferred)*

Third Coast has been a net benefactor from the market disruption caused by the COVID-19 pandemic

- ***Third Coast is an attractive platform to lenders working at other banks that were not able to effectively service clients during PPP rounds***
- ***Evidenced by new hiring and growth initiatives made in 2021 including:***
  - Hiring of 22 bankers to form the Builder Finance group
  - Hiring of 23 commercial lenders
  - Hiring of four wealth management professionals
  - Hiring of four treasury sales professionals

THIRD COAST BANCSHARES, INC. 15

Specialty Lending Verticals

(Dollars in Millions)

- ***Third Coast offers SBA, commercial finance, auto finance and builder finance loans in addition to conventional commercial and consumer lending products***
- ***These verticals augment traditional product offerings, diversify revenue streams and in some cases provide for early stage customer acquisition opportunities as borrowers grow and transition to conventional commercial banking products***
- ***Specialty products do not individually make up a material portion of the total loan portfolio, as illustrated below***

SBA

- Began in 2012 as a key element in serving small- to medium-sized business in markets of operation
- Member of the SBA Preferred Lenders Program, which leads to an expedited approval process for customers
- Maintain strict underwriting guidelines, with losses of less than $168 thousand through June 30, 2021

Aggregate Exposure: $63.2M (4.1%)

Commercial Finance

- Third Coast Commercial Capital was formed in 2015 to provide working capital solutions for small- to medium-sized businesses
- Purchase and management of accounts receivable helps customers grow and continue to be successful
- Losses related to the portfolio have been approximately $158 thousand through June 30, 2021

Aggregate Exposure: $28.4M (1.8%)

Auto Finance

- Formed in 2014 to provide for indirect auto lending with local dealerships
- Loans are approved with the same underwriting standards as other commercial credits
- Losses related to the portfolio have been approximately $34 thousand through June 30, 2021

Aggregate Exposure: $38.9M (2.5%)

Builder Finance
(New Business Line)

- Formed in 2021 to provide primarily traditional homebuilder lines secured by lots and single-family homes, and land acquisition and development loans
- Focused on master planned, presold communities
- Also provides financing for bond acquisition notes ("BANs") and lines of credit to institutional real estate funds



$612
$361
$287
$166
$80
$32
$6
$4
$3
C&I
Own. Occ. CRE
Non-OO CRE
Residential RE
C&D
Leases
Farmland
Consumer(1)
Ag Production

1) Includes $0.5 million of loans that are part of Third Coast's auto finance portfolio
Note: Balances as of June 30, 2021

THIRD COAST BANCSHARES, INC.

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Pro Forma Capitalization (Dollars in Thousands, Except per Share) Ø Third Coast completed a private placement of common stock on August 27, 2021 (the “Private Placement”) consisting of ~2.9 million shares of common stock for aggregate proceeds of approximately $70.5 million ‒ 227,307 of the Private Placement shares (approximately $5.4 million) were issued and sold during the six months ended June 30, 2021, and are included in the Actual column Ø The net proceeds were used in part to repay $19.5 million of senior debt and $13.0 million of subordinated debt Ø Pro forma capitalization, reflecting the Private Placement as of June 30, 2021, is illustrated below As of June 30, 2021 Private Repayment of Placement of Long-Term Actual Common Stock Borrowings Pro Forma Cash and Cash Equivalents $ 353,772 $ 65,054 $ (32,500) $ 386,326 Note Payable - Senior Debt (due September 10, 2022) $ 20,500 $ - $ (19,500) $ 1 ,000 Note Payable - Subordinated Debt (due July 29, 2022) 1 1,000 - (11,000) - Note Payable - Subordinated Debt (due September 27, 2022) 2,000 - (2,000) - Total Long-Term Borrowings $ 33,500 $ - $ (32,500) $ 1,000 ESOP-Owned Shares $ 1 ,876 $ - $ - $ 1 ,876 Common Stock $ 6 ,647 $ 2 ,711 $ - $ 9,358 Additional Paid-In Capital 9 7,821 62,343 - 160,164 Retained Earnings 33,290 - - 33,290 Accumulated Other Comprehensive Income 1,042 - - 1,042 Treasury Stock (73,425 Shares) (979) - - (979) Total Shareholders Equity (Including ESOP-Owned Shares) $ 137,821 $ 65,054 $ - $ 202,875 (-) ESOP-Owned Shares 1,876 - - 1,876 Total Shareholders Equity (Net of ESOP-Owned Shares) $ 135,945 $ 65,054 $ - $ 200,999 Total Capitalization $ 171,321 $ 65,054 $ (32,500) $ 203,875 Book Value per Share $ 2 0.97 $ 2 1.85 (1) Tangible Book Value per Share $ 18.01 $ 1 9.76 (2) Company Total Shareholders Equity / Total Assets 6 .85% 9.92% (1) Tangible Common Equity / Tangible Assets 5.94% 9 .05% (2) Bank (3) Tier 1 Leverage Ratio 9.17% 11.08% (4) Tier 1 Common Capital Ratio 11.24% 13.80% (4) Tier 1 Risk-Based Capital Ratio 11.24% 13.80% (4) Total Risk-Based Capital Ratio 12.32% 14.88% 1) Non-GAAP financial measure – see appendix for reconciliation of non-GAAP financial measure to most comparable GAAP measure 2) Capital ratios are calculated in accordance with regulatory guidance and include ESOP-owned shares in common equity; Assumes the net proceeds of the private placement, less the amount used to repay the long-term borrowings described above, are contributed to the Bank 3) Pro forma average assets are calculated as the total average assets for the period plus the net proceeds of the private placement, less the net proceeds used to repay the long-term borrowings described above 17 4) Assumes the net proceeds of the private placement are invested in 20.0% risk-weighted assets

Board of Directors

Name	Age at 6/30/21	TCBX Director Since	Summary Biography
Bart O. Caraway	50	2013	• Serves as Chairman, President and Chief Executive Officer of Third Coast • Has over 29 years of banking and public accounting experience and is a Texas licensed attorney and CPA • Served as CFO and COO for a Houston, TX bank and assisted with *de novo* formation and integration of two acquisitions • Created and developed the role of Director of Financial Institutions Services for Briggs & Veselka Co.
Carolyn Bailey	60	2020	• Partner in Tax Services at Ernst & Young from 2007 until her retirement in 2019 • Over 30 years of experience consulting large multinational companies on tax and accounting matters • Previously served as America's Digital Tax Administration Services Leader and the US Business Tax Compliance Leader at Ernst & Young • Served as Director of Income Tax Reporting and Accounting for Continental Airlines and GE Capital prior to Ernst & Young
Dr. Martin Basaldua	70	2013	• Licensed physician since 1981 • Founder and president of Basaldua & Heller, P.A., a physician group in Kingwood, TX • Co-founder of Kingwood Medical Center Hospital • Organized and led the creation of Methodist Medical Group, PLLC and served as CEO of Methodist Health Services, LLC
W. Donald Brunson	76	2019	• Over 46 years of commercial banking and asset based lending experience • Currently serves as a Senior Relationship Manager at Fortiter Wealth Management • Co-founded and served as Chairman of the Board of Bank of Houston • Served as the first CEO and President of Northwest Crossing National Bank, which was the predecessor to Amegy Bank
Norma J. Galloway	80	2019	• Previously served as EVP and Houston Market President of Third Coast Bank for six years prior to retirement in 2018 • Also served as the President of Third Coast Commercial Capital from October 2015 until July 2018 • Over 50 years of banking experience, including 27 years of lending and management with First City Bank, Houston, TX • Served as Chairman of the Board and President of First City Bank, North Belt • 17 years of experience with Compass Bank
Troy A. Glander	50	2013	• President and Partner with Nava & Glander, PLLC and practices primarily in the area of business litigation • Fellow of the Texas Bar Foundation • Served on the board of directors for the Texas Association of Defense Counsel
Shelton J. McDonald	41	2019	• Currently serves as the Chief Strategy Officer and General Counsel for Joslin Construction Company and affiliated companies • Principal and COO for Kopis Capital Management • Prior to Joslin, spent 11 years practicing law and has been licensed to practice by the State Bar of Texas since 2005
Joseph L. Stunja	68	2013	• Served as a Business Development Officer at Third Coast Bank until December 2019 • Served as director and Treasurer of the San Jacinto River Authority • Retired as President from Friendswood Development Company after 34 years with the company • Co-owner and operator of RE/MAX Associates Northeast from 1998 to 2010
Dennis Bonnen	49	2020	• Founded Heritage Bank in 2008 where he served as President, Chairman, and Chief Executive Officer • First elected to the Texas Legislature in 1997 and served until January 2021 • Served as the Speaker of the Texas House of Representatives from January 2019 to January 2021
Reagan Swinbank	40	2020	• Previously served as a board member of Heritage Bancorp, Inc. and Heritage Bank since 2017 • Partner at Sprint Waste Services, and has actively managed Sprint Waste Services since its inception in 2006 • Also serves as a partner at Sprint Transport and Sprint Landfills

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Dynamic Texas Markets of Operation § The Houston MSA is projected to grow approximately 7.6% over the next five years, ranking first among the nation’s 10 largest MSAs and more than double the nationwide projected growth § Houston is the nation’s fourth most populous city and fifth most populous metro area, with approximately Greater 2.4 million and 7.2 million residents, respectively Houston § Houston is a center for global trade, with the Houston Port ranking first among U.S. ports in foreign Market tonnage § The Houston MSA is corporate headquarters for 24 Fortune 500 companies and employs approximately 3.1 million workers § The Dallas MSA is the largest in Texas and the fourth largest in the U.S., and has been growing by approximately 322 residents every day § The Dallas MSA boasts the largest gross domestic product in Texas and the sixth largest in the nation Dallas – Fort Worth § DFW headquarters 22 Fortune 500 companies, including ExxonMobil, AT&T, American Airlines and Market Charles Schwab § The Dallas MSA hosts approximately 3.6 million working professionals and ranked first in the nation for total job growth from December 2015 through December 2020 § The population in the San Antonio MSA is projected to grow by approximately 7.6% over the next five years, compared to 6.8% for the state of Texas and 2.9% for the United States Austin – § The Austin MSA is projected to be the fastest growing large MSA in the country (as defined by MSAs with San Antonio a population over two million), with a forecasted growth rate of 8.5% through 2026 Market § Austin has transformed itself into a hotbed for technology companies, and was recently designated as a top 10 Global Technology Innovation Hub city by KPMG Source: U.S. Bureau of Economic Analysis, Fortune, Greater Houston Partnership, Dallas Chamber of Commerce, Dallas Regional Chamber, Fortune Magazine, Forbes, and 19 S&P Global Market Intelligence

Future Acquisition Opportunities Ø General criteria for potential merger partnersØ Enhanced opportunity as a high growth Texas bank with approximately $2B in assets ‒ Headquartered in the Greater Houston, Dallas-Fort Worth and Austin-San Antonio markets, with an ‒ A more liquid currency and access to public capital opportunistic approach to expansion in new attractive enhances ability to compete in future activity markets ‒ Total assets between $200 million and $1 billion ‒ Attractive, low-cost core deposit base In-Market Opportunity Set as a Proven Texas Bank Acquirer Number of Banks Within Target Asset Size 19 19 19 Greater Houston Market (30) Dallas-Fort Worth Market (35) Austin-San Antonio Market (34) Dallas- Fort Worth 9 8 8 Austin- 6 6 San Antonio 5 Greater Houston $200M - $500M $500M - $750M $750M - $1.0B 20 Source: S&P Global Market Intelligence as of June 30, 2021

Investment Highlights Highly experienced management team – Over 100 years of combined financial services experience Dynamic markets of operation – Locations in or around Houston, Dallas-Fort Worth and Austin-San Antonio, encompassing the four largest metropolitan areas in Texas Diversified product offering coupled with a high-touch relationship driven approach – Allows for a competitive value proposition to customers and contributes to winning business from peers and larger financial institutions Scalable infrastructure in place – Investment in infrastructure, management and operations positions the company well Responsive and disciplined underwriting – In-market credit analysts and loan committees create efficiencies in the loan approval process Enterprising and agile business model – Proactive approach to PPP, coupled with investment in specialty lending verticals, has opened up recent opportunities for both customer and lending talent acquisition Transformation of the deposit base – Recent enhancement of the funding base through organic sourcing of core deposits, active participation in PPP, and the strategic acquisition of Heritage Bancorp Empowering workplace culture – Fosters teamwork, promotes exemplary customer service, and gives employees the tools necessary to succeed 21

Building Relationships. Growing Communities. Doing Good. 22

Appendix – Historical Financial Highlights (Dollars in Thousands, Except per Share) As of and for As of and for the Years Ended December 31, the Six Months Ended, 2016 2017 2018 2019 2020 6/30/20 6/30/21 Balance Sheet Total Assets $ 538,435 $ 672,729 $ 845,983 $ 928,337 $ 1,867,293 $ 1 ,829,842 $ 2 ,013,300 Total Loans HFI 450,623 600,028 688,359 808,606 1,556,092 1,577,395 1,551,722 Deposits 468,628 576,880 734,698 807,258 1,633,831 1,626,356 1,783,268 (1) Tangible Common Equity 37,898 48,828 54,452 57,304 102,230 94,835 118,414 (1) Tangible Book Value per Share 1 1.98 1 3.23 14.23 14.88 16.29 15.23 18.01 (1) Tang. Common Equity / Tang. Assets 7.04% 7.26% 6.44% 6.17% 5.53% 5.24% 5.94% Profitability Net Income $ 3,310 $ 2,449 $ 4,004 $ 2,381 $ 12,115 $ 5,447 $ 8,685 Diluted Earnings per Share 1.04 0.73 1.03 0.60 1.91 0.86 1.35 Efficiency Ratio 73.44% 77.10% 80.47% 86.19% 67.18% 72.21% 72.72% Net Interest Margin 4.91% 4.81% 4.36% 4.08% 4.24% 4.55% 4.67% Return on Average Assets 0.73% 0.40% 0.52% 0.27% 0.73% 0.73% 0.88% Return on Average Equity 8.95% 5.96% 7.67% 4.22% 10.74% 9.97% 14.09% Asset Quality NPAs to Total Assets 0.58% 0.96% 0.89% 0.69% 0.84% 0.80% 0.64% ALLL to Nonperforming Loans 245.70% 95.74% 126.80% 176.59% 96.57% 79.89% 118.89% ALLL to Total Loans 1.02% 0.91% 1.01% 1.00% 0.77% 0.64% 0.86% NCOs to Average Loans 0.11% 0.14% 0.01% 0.06% 0.26% 0.05% 0.01% 23 1) Non-GAAP financial measure – see appendix for reconciliation of non-GAAP financial measure to most comparable GAAP measure

Appendix – Non-GAAP Reconciliations

(Dollars in Thousands, Except per Share)

	As of and for the Years Ended December 31,					As of and for the Six Months Ended,		As of
	2016	2017	2018	2019	2020	6/30/20	6/30/21	9/30/21[1]
Tangible Book Value per Share								
Total Shareholders Equity[2]	$ 37,898	$ 48,828	$ 54,452	$ 57,304	$ 121,718	$ 114,033	$ 137,821	$ 206,202
(-) Goodwill	-	-	-	-	18,034	17,664	18,034	18,034
(-) Other Intangibles	-	-	-	-	1,454	1,534	1,373	1,332
Tangible Common Equity	$ 37,898	$ 48,828	$ 54,452	$ 57,304	$ 102,230	$ 94,835	$ 118,414	$ 186,836
(÷) Shares Outstanding	3,163,238	3,690,038	3,827,528	3,852,071	6,276,759	6,228,649	6,573,684	9,313,929
Tangible Book Value per Share	**$ 11.98**	**$ 13.23**	**$ 14.23**	**$ 14.88**	**$ 16.29**	**$ 15.23**	**$ 18.01**	**$ 20.06**
Book Value per Share	*11.98*	*13.23*	*14.23*	*14.88*	*19.39*	*18.31*	*20.97*	*22.14*
Tang. Common Equity / Tang. Assets								
Total Assets	$ 538,435	$ 672,729	$ 845,983	$ 928,337	$ 1,867,293	$ 1,829,842	$ 2,013,300	
(-) Goodwill	-	-	-	-	18,034	17,664	18,034	
(-) Other Intangibles	-	-	-	-	1,454	1,534	1,373	
Tangible Assets	$ 538,435	$ 672,729	$ 845,983	$ 928,337	$ 1,847,805	$ 1,810,644	$ 1,993,893	
Total Shareholders Equity[3]	$ 37,898	$ 48,828	$ 54,452	$ 57,304	$ 121,718	$ 114,033	$ 137,821	
(-) Goodwill	-	-	-	-	18,034	17,664	18,034	
(-) Other Intangibles	-	-	-	-	1,454	1,534	1,373	
Tangible Common Equity	$ 37,898	$ 48,828	$ 54,452	$ 57,304	$ 102,230	$ 94,835	$ 118,414	
(÷) Tangible Assets	538,435	672,729	845,983	928,337	1,847,805	1,810,644	1,993,893	
Tang. Common Equity / Tang. Assets	**7.04%**	**7.26%**	**6.44%**	**6.17%**	**5.53%**	**5.24%**	**5.94%**	
Total Shareholders Equity / Total Assets	*7.04%*	*7.26%*	*6.44%*	*6.17%*	*6.52%*	*6.23%*	*6.85%*	

1) Financial information as of September 30, 2021 is preliminary and subject to potential future adjustment. See the Note to page 8 for more information concerning the preliminary nature of this financial information
2) Includes $2.1 million, $1.9 million and $997 thousand of ESOP-owned shares as of September 30, 2021 and June 30, 2021 and 2020, respectively, and $1.3 million, $783 thousand, and $326 thousand of ESOP-owned shares as of December 31, 2020, 2019 and 2018, respectively. No ESOP-owned shares are included in shareholders' equity for years prior to 2018.
3) Includes $1.9 million and $997 thousand of ESOP-owned shares as of June 30, 2021 and 2020, respectively, and $1.3 million, $783 thousand, and $326 thousand of ESOP-owned shares as of December 31, 2020, 2019 and 2018, respectively. No ESOP-owned shares are included in shareholders' equity for years prior to 2018.

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